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                January 5, 2021

       Sara Bonstein
       Chief Financial Officer
       INSMED Inc
       700 US Highway 202/206
       Bridgewater, NJ 08807

                                                        Re: INSMED Inc
                                                            Form 10-K filed
February 25, 2020
                                                            File No. 000-30739

       Dear Ms. Bonstein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Life Sciences